Exhibit 99.1

Pure Cycle Announces Financial Results

For the Three and Nine Months Ended May 31, 2026 and Announces a Board of Directors Transition

DENVER, CO / GLOBE NEWSWIRE / July 8, 2026 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) (“Pure Cycle”, the “Company”, “we”, “us” or “our”) announced its financial results for the three and nine months ended May 31, 2026. Pure Cycle reported $2.9 million and $8.6 million of net income for the three and nine months ended May 31, 2026, respectively, which is a 31% and 23% increase in net income from the same periods in 2025 and marks the twenty-eighth consecutive fiscal quarter with positive net income. Pure Cycle reported $0.12 and $0.36 of earnings per fully diluted common share, which is up from $0.09 and $0.29 in the same periods in 2025, a 33% and 24% increase, respectively. Total revenue for the three and nine months ended May 31, 2026 grew 60% and 51%, respectively, over the prior-year periods, driven by growth across both our land development and water segments. Lot sales revenue increased 19% for the quarter and 78% year to date on accelerated development activity at Sky Ranch, while water and wastewater segment revenue increased 119% and 34%, respectively, on higher oil and gas water demand. Our diversified water and land platform was on full display this quarter, as steady, annual-cadence lot deliveries to our national homebuilder partners were complemented by a sharp increase in water sales to oil and gas operators. Monetizing demand across multiple end markets allows us to grow earnings while navigating cyclical trends in the housing industry.

For the nine months ended May 31, 2026, our cash balance reflected the accelerated pace of land development at Sky Ranch, where an unseasonably mild winter allowed us to advance our construction schedule. Phase 2D is now approximately 84% complete, Phase 2C is approximately 95% complete, and we expect to substantially complete Phase 2D by the end of fiscal 2026 and collect the related contractual milestone and finished-lot payments with minimal remaining development costs. We have also begun construction activities in Phase 2E, where we expect to complete approximately 159 lots in fiscal 2027, paced to match builder absorption. We typically sign a builder contract before advancing development and recognize revenue under the percentage-of-completion method; with Phase 2E, while we have several builders who have expressed interest, we have chosen to continue development ahead of a signed commitment to take advantage of our seasonal construction windows to be able to complete finished lots for delivery in fiscal 2027. While this departs from our usual process, it reflects our conviction to invest in our business segments developing high demand entry level lots at Sky Ranch and allows us to pace lot construction to Colorado's seasonal construction window.

Our cash balance during the period was also impacted by continued investment in new water and wastewater infrastructure within the Sky Ranch community and in our single-family rental business. We hold contracts to construct 23 of the 33 additional rental units planned in Phases 2C and 2D, the majority of which we expect to be available for rent in calendar 2026, and as units are completed we will continue to finance them under our SFR Facility Agreement, replenishing the cash advanced during construction. As we have previously disclosed, we have elected to pause further expansion of our single-family rental segment beyond the units currently under contract, both to assess the impact of the administration's comments on potential future regulation and to better evaluate the segment's return on investment and its contribution to shareholder value.

We continue to manage our balance sheet to support growth while returning capital to shareholders. Our ongoing development priorities include land development for future phases at Sky Ranch and investments in water and wastewater infrastructure to support future years of tap sales and to meet the capacity requirements of our oil and gas customers. We intend to continue repurchasing shares under our existing program while reserving sufficient liquidity to fund these projects and selective land acquisitions.

Board of Directors Transition

The Company announced that Daniel R. Kozlowski has notified the Board of his decision to resign as a director of the Company, effective July 7, 2026. As a significant shareholder, Mr. Kozlowski provided valuable insights and direction to the Board throughout his tenure, and his contributions have been greatly appreciated. The Board thanks Mr. Kozlowski for his service and wishes him well in his future endeavors. The Board will conduct a search for Mr. Kozlowski’s successor and believes that a candidate who brings a shareholder perspective will be a valuable member of the Board.

Q3 and YTD 2026 Highlights

➢	Revenue for the three and nine months ended May 31, 2026 and 2025 of $8.2 million and $22.5 million, and $5.1 million and $14.9 million, respectively (a 60% increase for the three months and a 51% increase for the nine months).
➢	Net income for the three and nine months ended May 31, 2026 and 2025 of $2.9 million and $8.6 million, and $2.3 million and $7.0 million, respectively (a 31% increase for the three months and a 23% increase for the nine months). Pre-tax income was $3.9 million and $11.4 million, and $3.0 million and $9.3 million, respectively.
➢	Earnings per fully diluted common share for the three and nine months ended May 31, 2026 and 2025 of $0.12 and $0.36, and $0.09 and $0.29, respectively.
➢	EBITDA for the three and nine months ended May 31, 2026 and 2025 of $4.7 million and $13.6 million, and $3.6 million and $11.3 million, respectively (a 29% increase for the three months and a 21% increase for the nine months) (see table below for reconciliation of net income to EBITDA).
➢	Cash & cash equivalents totaled $8.4 million on May 31, 2026; and
➢	For the three and nine months ended May 31, 2026, we delivered 631 and 1,050 acre-feet of water.

Net Income to EBITDA Reconciliation and EPS:

	Three Months Ended		Nine Months Ended
(In thousands)	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
Net Income	$2,948	$2,256	$8,618	$7,002
Add back:
Interest expense	157	101	393	319
Taxes	955	737	2,827	2,275
Depreciation / amortization	625	534	1,747	1,677
EBITDA	$4,685	$3,628	$13,585	$11,273

Earnings per common share - basic and diluted
Basic	$0.12	$0.09	$0.36	$0.29
Diluted	$0.12	$0.09	$0.36	$0.29

Weighted average common shares outstanding:
Basic	24,103,966	24,076,022	24,095,277	24,077,188
Diluted	24,163,015	24,143,534	24,159,163	24,166,926

EBITDA is a non-GAAP financial measure used by management to compare our performance from period to period without regard to taxes, interest expense and certain non-cash expenses.  EBITDA is a supplemental measure of our performance and should be considered together with our results of operation as reported under GAAP.

“Our unseasonably mild winter set the stage for a productive third quarter, allowing us to advance Phase 2D toward substantial completion and to begin development of our next 159 lots in Phase 2E. Delivering finished lots to our homebuilder partners ahead of schedule has enabled them to open new model homes and advance their spring and summer selling season at Sky Ranch. We also look forward to opening our new charter high school this fall in partnership with National Heritage Academy, completing a full, walkable K-12 campus that further distinguishes Sky Ranch as one of the most affordable master planned communities in the Denver metropolitan area," commented Mark Harding, CEO of Pure Cycle. "While the housing market continues to experience headwinds from affordability challenges and soft consumer confidence, we continue to pace our lot deliveries to our homebuilder customers in annual, just-in-time increments, which minimizes inventory carry and continues to keep our builders’ costs down for our entry-level product to market, reinforcing the strength of our business model. In our single-family rental segment, demand remains strong, with 95% of our units leased prior to completion; we continue to manage the pace of new completions given ongoing uncertainty regarding the federal government's plans to regulate institutional ownership of rental homes and are selling a portion of our reserved lots in Phases 2C and 2D to our homebuilder customers," continued Mr. Harding. "A highlight of the quarter was a significant increase in water sales to our oil and gas customers, validating the investments we continue to make in our water rights and delivery systems to capture growing industrial water demand. Strong stewardship of our liquidity and balance sheet continues to allow us to capitalize on these opportunities while reinvesting in our remaining land development phases, our planned I-70 interchange, and the valuable commercial opportunities at Sky Ranch," commented Mr. Harding.

Q3 and YTD 2026 Financial Summary

Revenues

For the three months ended May 31, 2026 and 2025, we reported total revenue of $8.2 million and $5.1 million, respectively, with $4.7 million and $2.1 million being generated in our water and wastewater resource development segment, $3.3 million and $2.9 million in our land development segment, and $0.2 million and $0.1 million in our single-family rental business.

For the nine months ended May 31, 2026 and 2025, we reported total revenue of $22.5 million and $14.9 million, respectively, with $10.1 million and $7.5 million being generated in our water and wastewater resource development segment, $11.9 million and $7.0 million in our land development segment, and $0.5 million and $0.4 million in our single-family rental business.

During the three months ended May 31, 2026 and 2025, the Company sold a total of 66 and 40 water taps, respectively, generating $1.9 million and $1.4 million in tap fee revenues, respectively. During the three months ended May 31, 2026 and 2025, the Company sold a total of 48 and 40 wastewater taps, respectively, generating $0.4 million and $0.3 million in tap fee revenues, respectively. During the nine months ended May 31, 2026 and 2025, the Company sold a total of 161 and 130 water taps, respectively, generating $4.6 million and $4.3 million in tap fee revenues, respectively. During the nine months ended May 31, 2026 and 2025, the Company sold a total of 117 and 127 wastewater taps, respectively, generating $1.0 million and $1.0 million in tap fee revenues, respectively. As of May 31, 2026, we have sold 1,197 water and wastewater taps at Sky Ranch in Phases 1, 2A, 2B, 2C and 2D. Based on current prices and engineering estimates, we believe Phase 2 of Sky Ranch will produce additional revenue of more than $19.0 million in water and wastewater tap fee revenue over the next three years.

As of May 31, 2026, the first development phase (509 lots) is complete and the second development phase (1,031 lots) is being developed in five subphases, referred to as Phase 2A (229 lots), Phase 2B (211 lots), Phase 2C (228 lots), Phase 2D (204 lots) and Phase 2E (159 lots). As of May 31, 2026, Phase 2A is complete, Phase 2B is approximately 99% complete, Phase 2C is approximately 95% complete, and Phase 2D is approximately 84% complete. Phases 2B and 2C are substantially completed with some landscaping and warranty items remaining. Phase 2D is expected to be completed in fiscal 2026, and Phase 2E is expected to be completed in fiscal 2027.

As of May 31, 2026, the single-family rental business had 39 homes built in Sky Ranch, with 38 rented and one available for sale. We are currently under contract with several national homebuilders to construct 23 of the 33 additional single-family rental homes planned in Phases 2C and 2D at Sky Ranch, the majority of which we expect to be available for rent in calendar 2026.

“Our third quarter results highlight the strength and diversification of our asset base, as strong lot sales to our national homebuilder partners were complemented by a significant increase in water deliveries to our oil and gas customers. We continued to grow net income through the first nine months of fiscal 2026 while navigating a dynamic housing market, underscoring the resilience of our land development, water and wastewater utilities, and single-family rental segments," stated Marc Spezialy, CFO of Pure Cycle. "With Phase 2D nearing completion, we have begun development of the 159 lots in Phase 2E, which we are actively marketing to our national homebuilder partners. We also continue to scale our single-family rental segment, having completed and rented 38 homes to date and working toward a total of 71 as we add units in Phases 2C and 2D," concluded Mr. Spezialy.

Working Capital

We reported working capital (current assets less current liabilities) of $5.4 million as of May 31, 2026, with $8.4 million of cash and cash equivalents. The decrease in cash from August 31, 2025 is primarily due to significant investment in single-family rental construction, water and wastewater infrastructure, and advances to the Sky Ranch CAB for public improvements, partially offset by $7.1 million of proceeds from our SFR Facility Agreement. As of May 31, 2026, we have an undrawn capacity of $10.0 million under a working capital line of credit and expect to receive approximately $14.8 million in milestone and finished lot payments from our homebuilder customers over the next 12 months, which, combined with anticipated tap fee payments, we will use to fund our operations and future development obligations.

Q3 and YTD 2026 Operational Summary

Water and Wastewater

Water deliveries increased for the three months ended May 31, 2026 to 631 acre-feet delivered as compared to 76 acre-feet delivered in the same period in 2025. Water deliveries increased for the nine months ended May 31, 2026 to 1,050 acre-feet delivered as compared to 443 acre-feet delivered in the same period in 2025. The increase in water deliveries is primarily due to an increase in demand from our oil and gas customers. Oil and gas operations are highly variable and dependent on oil prices, demand for gas, and timing of development of other leases in our service areas; however, our current expectation is for continued demand for oil and gas water sales for the remainder of 2026. As Sky Ranch continues to develop, we anticipate continued growth in our residential water and wastewater service revenues. Water or water and wastewater tap sales increased in 2026 to 66 taps compared to 40 taps in 2025 for the three months ended May 31 and increased in 2026 to 161 taps compared to 130 taps in 2025 for the nine months ended May 31, primarily due to the timing of finished lot deliveries at Sky Ranch. Water and wastewater taps are sold to homebuilders at the time a building permit is issued and are dependent on when the homebuilder constructs homes; therefore, the timing of tap sales will fluctuate from quarter to quarter.

Land Development

Lot sales revenue increased to $3.0 million for the three months ended May 31, 2026 compared to $2.5 million in the same period in 2025. Lot sales revenue increased to $10.7 million for the nine months ended May 31, 2026 compared to $6.0 million in the same period in 2025. Favorable weather conditions allowed us to advance our lot development schedule at Sky Ranch during the winter months, which accelerated revenue recognition on a percentage of completion basis during the three and nine months ended May 31, 2026. We expect to be substantially complete with the delivery of all 204 lots in Phase 2D during fiscal 2026. Despite lots being transferred to the homebuilders, we will continue to conduct minor construction activities to complete Phases 2B, 2C and 2D and to turn over the completed infrastructure to the applicable governmental agency for maintenance.

Single Family Rentals

As of May 31, 2026, Pure Cycle has 38 single-family homes, paired homes or townhomes which are rented under separate lease agreements, with one additional home available for sale. Pure Cycle generally rents its single-family properties under non-cancelable one-year lease agreements. Pure Cycle has contracts for the construction of 23 of the 33 additional rental homes planned in Phases 2C and 2D, the majority of which the Company believes will be available for rent in calendar 2026. When combined with the 38 units already built and rented, these 33 additional homes will bring the total single-family rental homes to 71.

Earnings Presentation Information

Pure Cycle will host an earnings presentation on Thursday, July 9, 2026, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. For an interactive experience, including the ability to ask questions and view the slide presentation, please register and join the event via the link below. Call in access will be in listen-only mode. See below for event details. Additionally, we will post a detailed slide presentation on our website, which will provide an overview of Pure Cycle and present summary financial results and can be accessed at www.purecyclewater.com.

When:8:30AM Eastern (6:30AM Mountain) on July 9, 2026

Event link:https://www.purecyclewater.com/Q32026

Call in number:872-240-8702 (access code: 491 324 508# )

Replay:https://www.purecyclewater.com/investors/news-events/ir-calendar

Other Important Information

The table below presents our consolidated results of operations for the three and nine months ended May 31, 2026 and 2025 (unaudited):

	Three Months Ended		Nine Months Ended
(In thousands, except share information)	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
REVENUES:
Water and Wastewater:
Water and wastewater activities	$2,401	$429	$4,542	$2,228
Water and wastewater tap fees	2,258	1,700	5,554	5,292
Total water and wastewater	4,659	2,129	10,096	7,520
Land Development:
Lot sales	3,006	2,526	10,664	5,981
Project management fees	137	138	644	507
Special facility projects and other	189	216	610	506
Total land development	3,332	2,880	11,918	6,994

Single-family Rentals	231	131	512	373
Total revenues	8,222	5,140	22,526	14,887

COST OF REVENUES:
Water and Wastewater	1,943	1,195	4,598	3,363
Land Development	1,916	648	4,433	2,941
Single-family Rentals	78	40	175	133
Total cost of revenues	3,937	1,883	9,206	6,437

General and administrative expenses	1,940	1,798	5,997	6,295
Depreciation	231	125	563	429
Operating income	2,114	1,334	6,760	1,726

Other income (expense):
Interest income	943	627	2,798	1,898
Interest expense	(157)	(101)	(393)	(319)
Oil and gas royalty income, net	977	1,140	2,236	5,857
Other, net	26	(7)	44	115
Income from operations before income taxes	3,903	2,993	11,445	9,277
Income tax expense	(955)	(737)	(2,827)	(2,275)
Net income	$2,948	$2,256	$8,618	$7,002

Earnings per common share - basic and diluted
Basic	$0.12	$0.09	$0.36	$0.29
Diluted	$0.12	$0.09	$0.36	$0.29
Weighted average common shares outstanding:
Basic	24,103,966	24,076,022	24,095,277	24,077,188
Diluted	24,163,015	24,143,534	24,159,163	24,166,926

The following table presents our consolidated financial position as of May 31, 2026 (unaudited) and August 31, 2025 (audited):

(In thousands, except shares)	May 31, 2026	August 31, 2025
ASSETS:
Current Assets:
Cash and cash equivalents	$8,440	$21,931
Accounts receivable, net	2,486	1,330
Prepaid expenses and other assets	554	1,004
Land under development	4,131	7,388
Total current assets	15,611	31,653
Restricted cash	6,193	6,448
Investment in water and wastewater systems, net	72,272	67,523
Land and mineral rights held for development	5,718	4,168
Single-family rental units	14,565	5,240
Related party notes receivable, including accrued interest, less current portion	59,060	45,002
Other assets	2,559	2,245
Total assets	$175,978	$162,279

LIABILITIES & SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$2,670	$3,518
Accrued and other liabilities	3,307	4,335
Deferred revenue	2,753	3,355
Debt, current portion	1,454	411
Total current liabilities	10,184	11,619
Debt, less current portion	12,669	6,380
Deferred tax liability, net	1,541	1,541
Lease obligations, less current portion	—	1
Total liabilities	24,394	19,541

Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,097,370 and 24,066,805 outstanding, respectively	80	80
Additional paid-in capital	175,876	175,448
Accumulated deficit	(24,372)	(32,790)
Total shareholders’ equity	151,584	142,738
	$175,978	$162,279

Company Information

Pure Cycle continues to grow and strengthen its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the others. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment, which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Marc Spezialy, at 303-292-3456 or info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: the timing of completion and availability for rent of our rental units; the number of rental units we may add as Sky Ranch builds out; timing of development at Sky Ranch, including timing of delivery of finished lots and plans to pace construction to match builder absorptions; future water and wastewater tap sales and revenues; expected receipt of milestone and other payments; and anticipated future economic conditions; the strength of the Sky Ranch market, including the demand for entry-level and rental homes; future demand for oil and gas water; and forecasts about our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend," "potential" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation, changes in interest rates, inflation, trade policies, tariffs, conflicts in the Middle East, and other factors impacting the housing market, home sales, the demand for water by the oil and gas industry and other aspects of our business; uncertainties regarding our ability to continue our development activities as anticipated; the risk factors discussed in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended August 31, 2025; and other factors discussed from time to time in our press releases, public statements and documents filed or furnished with the U.S. Securities and Exchange Commission.

SOURCE: Pure Cycle Corporation